Exhibit 3.7

LIMITED LIABILITY COMPANY AGREEMENT

OF

LOEWS CINEPLEX U.S. CALLCO, LLC

This Limited Liability Company Agreement dated as of August 9, 2002 (this “Agreement”) of Loews Cineplex U.S. Callco, LLC (the “Company”) is made and entered into by Loews Cineplex Entertainment Corporation, as the sole member of the Company (the “Member”).

The Member, by the filing of the certificate of formation with the Delaware Secretary of State, has formed a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del.C. § 18-101 et. seg., as amended from time to time (the “Act”), and hereby agrees as follows:

ARTICLE I

Introduction

SECTION 1.1. Formation of Limited Liability Company. The name of the limited liability company formed hereby is Loews Cineplex U.S. Callco, LLC. The Member is hereby authorized to execute, deliver and file the certificate of formation and any amendments and/or restatements thereof (the “Certificate”) and any other certificates and any amendments and/or restatements thereof necessary for the Company to qualify to do business in each jurisdiction in which the Company may conduct business. The Company’s business shall be conducted under such name until such time as the Member shall hereafter designate otherwise and file an amendment to the Certificate in accordance with applicable law.

This Agreement is subject to, and governed by, the Act and the Certificate. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or the provisions of the Certificate, such provisions of the Act or the Certificate, as the case may be, will be controlling. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid thereafter valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

SECTION 1.2. Term. The Company shall be dissolved and its affairs wound up in accordance with the Act.

SECTION 1.3. Defined Terms. The terms used in this Agreement with their initial letters capitalized shall, unless the context otherwise requires or unless otherwise expressly provided herein, have the respective meanings specified in this Section 1.3.

“Act” shall have the meaning set forth in the recital to this Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person.

“Agreement” shall mean this limited liability company agreement as originally executed and as amended from time to time.

“Capital Account” shall have the meaning set forth in Section 2.6(b).

“Capital Contribution” shall mean the total value of cash and agreed gross fair market value of property contributed and agreed to be contributed to the Company by the Member, as shown on Exhibit A, as the same may be amended from time to time. Additional Capital Contributions may be made by the Member. The failure to amend Exhibit A to reflect an additional Capital Contribution shall not affect the characterization of the contribution.

“Certificate” shall have the meaning set forth in Section 1.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Control” (including the terms “Controlling” and “Controlled by”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Distribution” shall mean any distribution of cash or other property made by the Company to the Member. None of (i) the repayment of any loan made by the Member to the Company, (ii) any payment of fees to the Member or (iii) any reimbursement of disbursements shall be considered a Distribution hereunder.

“Initial Capital Contribution” shall mean the initial contribution by the Member to the capital of the Company pursuant to this Agreement, as reflected on Exhibit A hereto.

“Member” shall have the meaning set forth in the first paragraph of this Agreement.

“Membership Interest” in the Company shall mean the entire ownership interest of the Member in the Company at any particular time, including the Member’s interest in the capital, profits and losses of the Company and the right of the Member to any and all benefits to which the Member may be entitled as provided in this Agreement and under the Act (including the right to receive Distributions hereunder), together with the obligations of the Member to comply with all of the terms and provisions of this Agreement and the Act.

“Person” shall mean an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

SECTION 1.4. Company Purposes. The purposes of the Company are to engage in any activity permitted to limited liability companies under the laws of the State of Delaware.

ARTICLE II

Member, Membership Interest

SECTION 2.1. Name, Address and Initial Capital Contribution; Principal Office.

(a) The Member and its Initial Capital Contribution to the Company and its taxpayer identification number are set forth on Exhibit A. The address of the Member is 711 Fifth Avenue, New York, New York 10022.

(b) The principal office of the Company shall be located at 711 Fifth Avenue, New York, New York 10022, or as the Member may otherwise determine.

(c) The registered agent for the service of process and the registered office in the State of Delaware shall be that Person and location reflected in the Certificate. The Member may, from time to time, change the registered agent or office through appropriate filing with the Secretary of State of the State of Delaware. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

SECTION 2.2. Additional Capital Contributions. In order to obtain additional funds or for other business purposes, the Member may decide to make additional Capital Contributions to the Company. Any such additional Capital Contributions shall be in such amounts as determined by the Member and may be in cash or any type of property. The Member shall not be required to make any Capital Contributions to the Company other than the Initial Capital Contribution.

SECTION 2.3. Member Loans. Loans by the Member to the Company shall not be considered additional contributions to the capital of the Company unless otherwise agreed by the Member.

SECTION 2.4. Distributions. Distributions with respect to the Membership Interest shall be made in accordance with Article VI.

SECTION 2.5. Certificate for Membership Interest. The Membership Interest of the Member may be represented by a certificate. The exact contents of any such certificate shall be determined by the Member.

SECTION 2.6. Capital and Capital Account.

(a) No interest shall be paid on any Capital Contribution.

(b) A capital account (the “Capital Account”) shall be established and maintained on behalf of the Member.

(c) The Member shall not receive out of Company property any part of its Capital Contributions until all liabilities of the Company, except liabilities to the Member on account of its Capital Contributions, have been paid or unless there remains property of the Company sufficient to pay them.

SECTION 2.7. Limitation on Liability. The Member shall not be liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, except as provided by law or as specifically provided otherwise herein. The Member shall not be required to loan any funds to the Company. The Member shall not be required to make any contribution to the Company by reason of any negative balance in the Member’s Capital Account, nor shall any negative balance in the Member’s Capital Account create any liability on the part of the Member to any third party.

SECTION 2.8. Bankruptcy or Dissolution of Member. The occurrence of any of the events specified in Section 18-304(a)(1) through (6) or 18-304(b) of the Act shall not result in the Member ceasing to be a member of the Company.

ARTICLE III

Management and Control of Business

SECTION 3.1. Management by Directors. Management of the Company shall be vested in the Board of Directors, and all powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Directors, unless otherwise provided in the Act, the Certificate or this Agreement. Unless otherwise expressly provided in this Agreement, so long as two or three directors constitute the entire board such management authority and powers shall be exercised only with the agreement of any two directors.

(a) The number of directors of the Company shall be determined from time to time by resolution of the directors; provided, however, that no decrease in the number of directors shall shorten the term of an incumbent director. Each director shall hold office for the term for which he is elected and thereafter until his successor shall have been elected and qualified, or until his earlier death, resignation or removal. Directors need not be residents of the State of Delaware. The initial directors of the Company shall be Messrs. Timothy A.R. Duncanson, Anthony Munk and Travis Reid.

(b) Any vacancy occurring in the directors or a director position to be filled by reason of an increase in the number of directors may be filled by the Member. Any director may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the remaining directors. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

SECTION 3.2. Meetings of Directors.

(a) Meetings of the directors may be held each year on such dates and in such place or places within the United States as the directors may determine. No notice of such meetings shall be required.

(b) Subject to the applicable laws of the State of Delaware, any action required or permitted to be taken at a director’s meeting may be taken without a meeting if the action is taken by the requisite number of directors entitled to vote on the action. The action must be evidenced by one or more written consents describing the action to be taken, signed by the directors entitled to vote on the action, and delivered to the Company for inclusion in the minutes.

(c) Any or all directors may participate in any directors’ meetings by, or through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director so participating is deemed to be present in person at the meeting.

SECTION 3.3. Liability and Indemnification.

(a) The directors shall not be liable, responsible or accountable, in damages or otherwise, to the Company for any act performed by such director with respect to Company matters, except for fraud, gross negligence or an intentional breach of this Agreement.

(b) The Company shall indemnify the director for any act performed by such director with respect to Company matters, except for fraud, gross negligence or an intentional breach of this Agreement by such person.

ARTICLE IV

Officers

SECTION 4.1. Officers. The directors may elect officers at any directors’ meeting. The officers of the Company, if deemed necessary or appropriate by the directors, shall be a president, vice president, secretary and treasurer, and may be such other officers as the directors shall elect from time to time. Each officer shall hold office for the term for which he is elected until his successor has been elected. Each officer shall perform such duties as shall be authorized by the directors.

Any individual may hold any number of offices. No officer need be a resident of the State of Delaware or citizen or resident of the United States. Any officer elected may be removed by any director whenever it is judged to be in the best interests of the Company.

SECTION 4.2. Assistant Officers. Assistant officers may be elected by the directors at any time. No assistant officer need be a resident of the State of Delaware or citizen or resident of the United States. Each assistant officer shall perform such duties as shall be delegated by the officer for whom the assistant holds office to assist. Any assistant officer may be removed by any director at any time.

ARTICLE V

Accounting and Records

SECTION 5.1. Records and Accounting. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, at the expense of the Company in accordance with the accounting methods elected to be followed by the Company for Federal income tax purposes. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The fiscal year of the Company for financial reporting and for federal income tax purposes shall end on December 31 of each year.

SECTION 5.2. Access to Accounting Records. All books and records of the Company shall be maintained at any office of the Company or at the Company’s principal place of business, and the Member and the Member’s duly authorized representative shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times.

SECTION 5.3. Income Tax Status and Elections. The Company shall be treated as a sole proprietorship of the Member for Federal and other income tax purposes consistent with Treasury Regulation Sections 301.7701-2(c)(2)(i) and 301.7701-3(b)(ii) and shall not make any elections for Federal income tax purposes inconsistent therewith.

SECTION 5.4. Other Records. The Company shall maintain records at the principal office of the Company or such other place as the Member may determine which shall include the following:

(a) the Capital Account of the Member and the Membership Interest of the Member;

(b) a current list of the full name and last known business or mailing address of the Member;

(c) a copy of the Certificate of the Company and all amendments thereto; and

(d) copies of the Company’s currently effective written Agreement, copies of any writings permitted or required with respect to the Member’s obligation to contribute cash, property or services to the Company, and copies of any financial statements of the Company for the three most recent fiscal years.

ARTICLE VI

Allocations; Distributions and Interests

SECTION 6.1. Distributions. Subject to Section 18-607 of the Act, Distributions of cash and other assets shall be made to the Member from time to time as determined by the Member.

SECTION 6.2. Allocation of Profit or Loss. Profits and losses, and each item of Company income, gain, loss, deduction and tax preference with respect thereto, for each fiscal year (or shorter period in respect of which such items are to be allocated) shall be allocated to the Member, consistent with the characterization of the Company as a sole proprietorship of the Member pursuant to Section 5.3.

SECTION 6.3. Distributions and Allocations upon Liquidation. Upon liquidation of the Company (or the Member’s Membership Interest), liquidating distributions will be made pursuant to Section 6.1 and in accordance with the positive Capital Account balance of the Member as of the date of liquidation, as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs.

ARTICLE VII

Changes in Membership

SECTION 7.1. No Transfers. The Member may not, directly or indirectly, sell, assign, transfer, give, hypothecate, pledge, encumber or otherwise dispose of all or any portion of its interest as a Member of the Company, or grant or assign any participation in its right to receive Distributions or allocations of profits or losses in respect thereof, whether voluntarily or by operation of law.

ARTICLE VIII

Dissolution

SECTION 8.1. Events of Dissolution. The Company shall be dissolved in accordance with the Act.

SECTION 8.2. Effect of Dissolution. Upon dissolution, the Company shall not be terminated and shall continue until a winding up of the affairs of the Company is completed and a certificate of dissolution has been issued by the Secretary of State of the State of Delaware.

SECTION 8.3. Procedure for Dissolution. If the Company is dissolved, the Member shall wind up the Company’s affairs. On winding up of the Company, the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

SECTION 8.4. Filing of Certificate of Cancellation. If the Company is dissolved, upon completion of the winding up of the Company, the Member shall promptly file a Certificate of Cancellation with the office of the Delaware Secretary of State.

ARTICLE IX

Miscellaneous

SECTION 9.1. Complete Agreement. This Agreement and the Certificate constitute the complete and exclusive statement of the Member, and replace and supersede all prior agreements and all prior written and oral statements by the Member with respect to the subject matter hereof. No representation, statement, condition or warranty not contained in this Agreement or the Certificate will be binding on the Member or have any force or effect whatsoever with respect to the subject matter hereof.

SECTION 9.2. Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted and enforced in accordance with the laws of the State of Delaware.

SECTION 9.3. Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Member and its successors and assigns.

SECTION 9.4. Terms. Common nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require.

SECTION 9.5. Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

SECTION 9.6. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

SECTION 9.7. Additional Documents and Acts. The Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.

SECTION 9.8. No Third-Party Beneficiary. This Agreement is made solely and specifically for the benefit of the party hereto and its successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person will have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

SECTION 9.9. Notices. Any notice to be given or to be served upon the Company or the Member in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to the Member at the address specified in Section 2.1(a) and to the Company at the address specified in Section 2.1 (b). The Member or the Company may, at any time by giving five days’ prior written notice to the other, designate any other address in substitution of the foregoing address to which such notice will be given.

SECTION 9.10. Amendments. All amendments to this Agreement must be in writing and signed by the Member.

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IN WITNESS WHEREOF, the Member has executed this Agreement to be effective as of the date and year first above written.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

By:	/s/ JOHN C. MCBRIDE, JR.
Name:	John C. McBride, Jr.
Title:	SeniorVice President & General Counsel

EXHIBIT A

Member:	LOEWS CINEPLEX ENTERTAINMENT CORPORATION

Initial Capital Contribution:	$100.00

Taxpayer I.D. #54-2071339